CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (this "Agreement") is entered into effective March 19, 1996, by and between LARSON DAVIS INCORPORATED, a Nevada corporation ("Larson Davis"), and STAT ASSOCIATES, INC., a Delaware corporation ("Consultant"), based on the following:


Premises

A. Larson Davis owns or has rights to a group of technologies related to the development, design, and manufacture of chemical sensing devices and chemical analysis devices, including Larson Davis' "CrossCheck" Technology, Time of Flight Mass Spectrometers, and other related instruments and technologies (collectively, the "Sensar Technology"). Larson Davis is in the process of completing the development of certain products based on the Sensar Technology, identifying markets for existing and potential products, and developing plans for the marketing of such products.

B. Consultant is engaged in the business of providing business consulting and has experience and expertise in developing marketable products from technology, bringing new products to market, identifying and penetrating potential markets, and developing operational plans and implementation strategies for all of the foregoing.

C. Larson Davis wishes to engage Consultant as a business consultant to assist it in its goals with respect to the Sensar Technology and Consultant wishes to accept such engagement, all on the terms and conditions contained herein.


Agreement

NOW, THEREFORE, based on the foregoing premises, which are incorporated into this Agreement by this reference, and in consideration of the mutual covenants and agreements hereinafter set forth and the benefit to the parties to be derived therefrom, it is hereby agreed as follows:


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1.  Engagement.  During the term of this Agreement, Larson Davis will engage the Consultant to provide to Larson Davis advisory and consulting services. Consultant shall (a) undertake a study and analysis of the business, operations, and financial condition of Larson Davis, as related to the Sensar Technology; (b) develop a strategy and operational plan for reducing the Sensar Technology to marketable products; (c) identify markets for products based on the Sensar Technology; (d) identify and qualify market contacts; (e) develop a strategy and operational plan for marketing products based on the Sensar Technology and the penetration of markets identified by Consultant; and (f) provide such other advisory and consulting services as may be reasonably requested by Larson Davis for the development and marketing of the Sensar Technology. Such services shall be rendered, to the extent reasonably practicable, at times and places mutually agreeable to Larson Davis and Consultant. Consultant agrees that it will use its best efforts to deal effectively with all matters submitted to it and further, through its advice and services, the business goals of Larson Davis. Consultant shall have the right to perform services for other business and companies, subject to the provisions of this Agreement.

2. Term. The term of this Agreement shall commence on the date set forth above and shall end on the date six months from the date set forth above, unless terminated earlier in accordance with the provisions of this Agreement.

3. Compensation. In consideration of the performance of the services set forth above, Larson Davis shall pay Consultant a monthly fee of $16,667, commencing on the date of this Agreement, for total compensation for services rendered hereunder of $100,000.

4. Expenses. Larson Davis will reimburse Consultant for actual and reasonable third-party expenses incurred by Consultant in connect with the business of Larson Davis, including expenses for entertainment, telephone, and travel incurred for the direct benefit of Larson Davis, on Consultant's periodic presentation of an itemized account of such expenses, together with supporting documentation.

5. Independent Contractor Status. This Agreement is intended to secure the consulting services of Consultant as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship, a partnership, joint venture or other joint interest between Larson Davis and the Consultant. Except as expressly provided herein, the Consultant has no right or authority to act for or on behalf of Larson Davis or to assume or to create any obligation or responsibility, express or implied, in behalf of or in the name of Larson Davis, or to bind Larson Davis in any manner whatsoever without the express written approval of Larson Davis. Consultant shall be solely liable for the payment of any federal or state self-employment, income or other taxes imposed or arising out of the payment of fees and other compensation to the Consultant by Larson Davis as set forth in this Agreement and there shall be no responsibility for withholding of taxes or other participation by Larson Davis. Consultant understands that it will not be treated as an employee with respect to its consulting services under this Agreement for any purpose whatsoever.


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6.	Confidential Information; Noncompetition.

(a) Access to Information. In connection with the Consultant's engagement, Consultant will have access to certain non-public information concerning Larson Davis and the Sensar Technology. Consultant agrees to hold such information in confidence in accordance with the provisions of the following subsection. In addition, Consultant agrees that neither it, nor its officers, directors, employees, or representatives, will purchase or sell shares of Larson Davis stock while in possession of non-public information that might be material to a decision to buy or sell securities and that neither it, nor its officers, directors, employees, or representatives, will make such non-public information available to any other person or entity, whether individually or as a group, which may purchase or sell stock while in possession of such non-public information. Consultant shall not make any public announcements or releases concerning this Agreement, its work performed or to be performed under this Agreement, or the Sensar Technology and products based on the Sensar Technology, without the express prior written authority of Larson Davis.

(b) Covenants Respecting Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean (i) all information regarding Larson Davis and the Sensar Technology disclosed to or known to the Consultant as a direct or indirect consequence of the engagement of Consultant by Larson Davis pursuant to this Agreement and not generally known to the public and (ii) all reports, plans, strategies, and similar material developed by Consultant for Larson Davis under the terms of this Agreement. Consultant agrees that it will treat in confidence all documents, materials and other Confidential Information which it shall have obtained in the course of performance of its duties under this Agreement. In consideration of the appointment of the Consultant as a business consultant and in consideration of the compensation to be paid to the Consultant during the term of this Agreement, the Consultant hereby agrees that it will not, during the term of this Agreement or at any time after termination hereof, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any Confidential Information. All files, records, documents, drawings, equipment, and similar items relating to the business of Larson Davis and the Sensar Technology, whether prepared by the Consultant or otherwise coming into its possession, shall remain the exclusive property of Larson Davis and shall not be removed from the premises of Larson Davis, except where necessary in carrying out the business of Larson Davis, without the prior written consent of Larson Davis. Upon termination of this Agreement, the Consultant agrees to deliver to Larson Davis all Confidential Information and all copies thereof, along with any and all other property belonging to Larson Davis whatsoever. Consultant agrees to obtain the written agreement of every officer, director, employee, representative, or consultant of Consultant who receives or has access to the Confidential Information to be bound by the provisions of this subsection 6(c) or a separate agreement to substantially similar effect.


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(c)  Non-Confidential Information.  The obligation of Consultant to treat the Confidential Information in confidence shall not apply to any information which (i) is or becomes available to Consultant from a source with the right to disclose such information, other than Larson Davis or its insiders and affiliates, (ii) becomes public knowledge, other than as a result of disclosure by Consultant in breach of this Agreement, or
(iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.

(d) Noncompetition. During the term of this Agreement, Consultant agrees that it and its officers, directors, employees, and representatives will not engage, directly or indirectly, in any business or activity, whether as an employee, director, equity owner, or partner, of any corporation or association that competes directly in any geographic market with Larson Davis or its affiliates. Consultant further agrees that it will not undertake any consulting engagement from any corporation or association that competes directly in any geographic market with Larson Davis or its affiliates.

(e) Enforcement. The following provisions shall apply to the covenants of Consultant contained in this section:

(i) Without limiting the right of Larson Davis to pursue all other legal and equitable remedies available for a violation by Consultant of the covenants contained in this section, it is expressly agreed that remedies other than injunctive relief cannot fully compensate Larson Davis for a violation of the covenants contained in this section and that Larson Davis shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

(ii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7. Termination of Engagement. Either party may terminate this Agreement on 30 days written notice to the other party. Larson Davis may terminate this Agreement at any time if (a) Consultant willfully fails to perform or habitually neglects the duties validly assigned to it hereunder and fails to cure such failure or neglect within 10 days after notice from Larson Davis to Consultant of such failure or neglect; or (b) Consultant engages in conduct involving a defalcation or fraud as to the Company. The obligations of Consultant to provide services and the obligations of Larson Davis to compensate Consultant shall not extend beyond such termination. The provisions of sections 6, 7, and 12 shall survive any termination of this Agreement for any reason and shall remain binding on the parties.


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8.  Assignment.  Consultant shall not sell, assign, transfer, convey, delegate or encumber its duties and obligations hereunder or any rights or interests herein.

9. Governing Law. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the state of Utah.

10. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

11. Notices. All notices or demands to parties shall be in writing and shall be delivered personally, by facsimile transmission, telegraphically, overnight delivery, or by express or certified mail to the following addresses or facsimile numbers:

If to Larson Davis, to:            Larson Davis Incorporated
                                   Attention:  Brian G. Larson
                                   1681 West 820 North
                                   Provo, Utah 84601
                                   Facsimile Transmission:  (801) 375-0182
                                   Confirmation:  (801) 375-0177

If to Consultant, to:              STAT Associates, Inc.
                                   709 Haldane Drive
                                   Kennett Square, Pennsylvania 19348
                                   Facsimile Transmission:  (___) ___-____
                                   Telephone:  (610) 388-2013

12. Indemnification. The parties shall each indemnify the other for any claims, damages, costs, or expenses incurred by the non-indemnifying party arising out of or based upon the breach of the covenants, warranties, obligations, or agreements of the indemnifying party under the terms of this Agreement, including reasonable attorneys' fees.

13. Validity of Provisions and Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon Larson Davis and the Consultant.


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14.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, and any prior or contemporaneous understandings, negotiations, and discussions, whether oral or written. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

15. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

AGREED AND ENTERED INTO as of the date first above written.

                                          Larson Davis:

                                          LARSON DAVIS INCORPORATED

                                          By    /s/ Brian G. Larson
                                            Brian G. Larson, President


                                          Consultant:

                                          STAT ASSOCIATES, INC.

                                          By    /s/ Bill Hosker
                                            Bill Hosker, President